Exhibit 4.1

HDFC BANK LIMITED

Regd. Off. : HDFC Bank House, Senapati Bapat Marg, Lower Parel, Mumbai 400 013

SCHEME OF AMALGAMATION

OF

Centurion Bank of Punjab Limited	.........Transferor Bank

with

HDFC Bank Limited	......... Transferee Bank

This Scheme of Amalgamation provides for the amalgamation of Centurion Bank of Punjab Limited (formerly known as Centurion Bank Limited), a company incorporated under the Companies Act, 1956 (hereinafter referred to as the “Companies Act”) and a banking company under the provisions of the Banking Regulation Act, 1949 (hereinafter referred to as the “Banking Act”), having its registered office at Shanta Durga Niwas, Mahatma Gandhi Road, Panaji - 403 001, Goa (hereinafter referred to as the “CBoP” or the “Transferor Bank”) with HDFC Bank Limited, a company incorporated under the Companies Act and a banking company under the provisions of the Banking Act, having its registered office at HDFC Bank House, Senapati Bapat Marg, Lower Parel, Mumbai – 400 013 (hereinafter referred to as “HDFC Bank” or the “Transferee Bank”), pursuant to Section 44A and other relevant provisions of the Banking Act. The Transferor Bank and the Transferee Bank intend that pursuant to the consolidation to be effected through this Scheme, a strong bank with good branch quality, and emphasis on commercial and social banking in compliance with applicable Law and policy of the RBI, shall be created, and the consolidated bank shall be an employee-friendly institution that would be a preferred employer in the banking sector.

1	DEFINITIONS

In this Scheme (as defined herein below), unless inconsistent with the subject or context, the following expressions shall have the following meaning:

1.1	“Appointed Date” means April 1, 2008 or such other date as may be fixed or sanctioned by Reserve Bank of India;

1.2	“Assets” shall mean and include:

(a)	all the assets and properties of CBoP including without limitation, assets, residential premises and properties of all branches and offices of CBoP including but not limited to the extension counters and automated teller machines (ATMs), whether situated in India or outside India;

(b)

without prejudice to the generality of sub-clause (a) above, it shall include all the properties (whether movable or immovable, tangible or intangible), assets, investments of all kinds (including but not limited to shares, scrips, stocks, bonds, debentures, debenture stocks, certificate of deposits, units or pass through certificates), all cash balances with the RBI and other banks, money at call and short notice, loans, advances, contingent rights or benefits, deposits (made with any authority or person whatsoever), lease and hire purchase contracts and assets, securitized assets, receivables, security receipts, benefit of assets or properties or other interest held in trust, benefit of any security arrangements, authorities, allotments, approvals, reversions, buildings and structures, office and residential premises, tenancies, leases, licenses, fixed assets and other assets, powers, consents, authorities, registrations, exemptions, benefits, waivers, security and other agreements, contracts, engagements, arrangements of all kinds, rights, titles, interests, benefits and advantages of whatsoever nature and where so ever situate belonging to, or in the ownership, power or possession of, or in the control of, or vested in, or granted in favour of, or held for the benefit of, or enjoyed by CBoP, or to which CBoP may be entitled and include but without being limited to trade and service names and marks and other intellectual property rights of any nature whatsoever, permits, approvals (including approvals from the RBI for branches and other offices), authorizations, rights to use and avail of telephones, telexes, facsimile, email, internet, leased line connections and installations, utilities, electricity and other services, reserves, provisions, funds, benefits of all agreements, all records, files, papers, computer programs, manuals, data, catalogues, sales and advertising materials, lists and other details of present and former customers and suppliers, customers credit information, customer and supplier pricing information and other records in connection with or relating to CBoP and all other interest of whatsoever nature belonging to or in the ownership, power or possession and in the control of or vested in or granted in favour of or held for the benefit of or enjoyed by CBoP in India.

1.3	“Banking Act” means the Banking Regulation Act, 1949 including the guidelines for merger/ amalgamation of private banks issued by the Reserve Bank of India dated May 11, 2005 and shall include any statutory modification, re-enactment or amendment thereof for the time being in force.

1.4	“Board of Directors of CBoP” means the Board of Directors of CBoP, any committee(s) constituted or to be constituted by the Board of Directors of CBoP or any other person authorized or to be authorized by the Board of Directors of CBoP or any committee thereof nominated or authorized by the Board of Directors of CBOP to exercise any powers including the powers in terms of this Scheme.

1.5	“Board of Directors of HDFC Bank” means the Board of Directors of HDFC Bank, any committee(s) constituted or to be constituted by the Board of Directors of HDFC Bank or any other person authorized or to be authorized by the Board of Directors of HDFC Bank or any committee thereof nominated or authorized by the Board of Directors of HDFC Bank to exercise any powers including the powers in terms of this Scheme.

1.6	“CBoP” means Centurion Bank of Punjab Limited, a banking company incorporated under the Companies Act and licensed by the Reserve Bank of India under the Banking Act and having its registered office at Shanta Durga Nivas, Mahatma Gandhi Road, Panaji - 403 001, Goa.

1.7	“Companies Act” means the Companies Act, 1956 and shall include any statutory modification, re-enactment or amendment thereof for the time being in force.

1.8	“Cut-off Date” shall bear the meaning ascribed to the term in Clause 15 hereof;

1.9	“Effective Date” means the date on which the Scheme is sanctioned by Reserve Bank of India or such other date as may be specified by Reserve Bank of India by an order in writing passed in this behalf.

1.10	“Employees” means all the employees of CBoP in service as on the Effective Date.

1.11	“HDFC Bank” means HDFC Bank Limited, a banking company incorporated under the Companies Act and licensed by the Reserve Bank of India under the Banking Act and having its registered office at HDFC Bank House, Senapati Bapat Marg, Lower Parel, Mumbai – 400 013.

1.12	“HR Integration Committee” means the committee to be constituted in terms of Clause 7.2.

1.13	“Integration Committee” means the committee to be constituted in terms of Clause 8.3.

1.14	“Law” means and includes all applicable statutes, enactments, acts of legislature or parliament, ordinances, rules, bye-laws, regulations, notifications, guidelines, directions of regulatory bodies and orders of any statutory authority, or judicial authority including any quasi-judicial authority, tribunal, court or such other authority of the Republic of India.

1.15	“Legal Proceedings” shall bear the meaning ascribed to the term in Clause 6 hereof.

1.16	“Liabilities” means all debts, liabilities, demand deposits, saving bank deposits, term deposits, certificate of deposits, time and demand liabilities, rupee and foreign currency borrowings, bills payable, interest accrued, statutory reserves, provisions and all other liabilities including tax and contingent liabilities, duties, undertakings and obligations of CBoP whether or not disputed or the subject matter of any court, arbitration or other proceedings.

1.17	“License” means any of the licenses to carry on banking business in India issued by the Reserve Bank of India under Section 22(1) of the Banking Act.

1.18	“Material Adverse Change” means any change, effect, event, occurrence or state of facts or discovery thereof which may result in:-

a)	the License being revoked or suspended;

b)	either Party being unable to continue their Business or operations or a substantial part thereof;

c)	an order of any court, government, governmental authority, ministry, administrative agency or tribunal of competent jurisdiction being issued the effect of which would be to make the Merger illegal or which otherwise prevents the consummation of the Merger; or

d)	the appropriation or institution of enforcement proceedings against any of the Parties such that it is not feasible to consummate the Merger substantially on the terms contemplated by this Scheme.

1.19	“Members” mean the shareholders of HDFC Bank or CBoP, as the case may be.

1.20	“Merged Entity” means HDFC Bank in which the Undertaking of the Merging Entity shall stand vested and transferred upon consummation of the Scheme.

1.21	“Merging Entity” means CBoP.

1.22	“New Equity Shares” shall bear the meaning ascribed to the term in Clause 9.1 hereof.

1.23	“Parties” means HDFC Bank and CBoP, collectively.

1.24	“Party” means HDFC Bank or CBoP, as the case may be.

1.25	“RBI” means the Reserve Bank of India.

1.26	“Record Date” means such date to be fixed by the Board of Directors of CBoP to determine the Members of CBoP to whom equity shares of HDFC Bank will be allotted and to ensure allotment of equity shares of HDFC Bank in accordance with Clause 9.1 of the Scheme.

1.27	“ Scheme” means this scheme of amalgamation as approved and passed by the Members of HDFC Bank and CBoP in their respective General Meetings and shall include any modifications or amendments made in accordance herewith and in terms of applicable Law.

1.28	“Undertaking” means the entire businesses of CBoP including without limitation all the properties (whether movable or immovable, tangible or intangible), all Assets, Liabilities, and Legal Proceedings of and against CBoP including assets and liabilities of the branches and offices of CBoP.

2.	DATE OF TAKING EFFECT AND OPERATIVE DATE

The Scheme as set out herein in its present form shall be effective from the Appointed Date and shall be operative from the Effective Date.

3.	SHARE CAPITAL

3.1.	The share capital of CBoP as on December 31, 2007 is as under:

(Rupees in lacs)
Authorised Capital	25000.00
Paid-up Capital	18729.69

3.2	The share capital of HDFC Bank as at December 31, 2007 is as under:

(Rupees in lacs)
Authorised Capital	45000.00
Paid-up Capital	35407.53

3.3	On and from the Effective Date, the authorised share capital of CBoP shall stand merged into the authorised share capital of HDFC Bank and shall become available for issuance of further equity shares by HDFC Bank, whether pursuant to this Scheme of Amalgamation or otherwise.

4.	TRANSFER AND VESTING OF UNDERTAKING

4.1	With effect from the Appointed Date and upon the Scheme becoming effective, the entire Undertaking of CBoP including all its Assets and Liabilities of whatsoever nature shall, under the provisions of Section 44A of the Banking Act and pursuant to the order of the RBI sanctioning the Scheme, without any further act or deed stand transferred to and/or deemed to be transferred to and vested in HDFC Bank.

4.2	Transfer of Assets

Upon coming into effect of the Scheme and with effect from the Appointed Date and subject to the provisions of the Scheme:

(a)	all Assets of CBoP shall pursuant to the provisions of the Banking Regulation Act except for the portions specified in Clause 4.2(c) and 4.2(d) below of whatsoever nature and wheresoever situated and owned by CBoP and incapable of passing by physical delivery and including in particular the License and all other licenses, permits, approvals, incentives, rights, claims, leases, tenancy rights, subsidies, liberties, and other benefits or privileges enjoyed or conferred upon or held or availed of by and all rights and benefits that have accrued to CBoP shall, under the provisions of the Banking Act and pursuant to the order of the RBI, without any further act, instrument or deed, but subject to the charges, liens, liabilities or restrictions affecting the same as on the Effective Date, be and shall stand transferred to and vest in and be available to HDFC Bank so as to become as and from the Appointed Date the estates, assets, rights, title, interests and authorities of HDFC Bank and shall remain valid, effective and enforceable on the same terms and conditions to the extent permissible under Law without any further act, instrument or deed, and be and stand transferred to and vested in or be deemed to have been transferred to and vested in HDFC Bank as a going concern.

(b)	HDFC Bank shall continue to honour the trade arrangements, and the contractual obligations that CBoP has entered into and which exist as on the Effective Date.

(c)	Without prejudice to sub-Clause (a) above, in respect of such of the assets of the Undertaking as are movable in nature or are otherwise capable of transfer by physical delivery or by endorsement and/or delivery, the same may be so transferred by CBoP, and shall, upon such transfer, become the property, estate, assets, rights, title, interest and authorities of HDFC Bank.

(d)	In respect of moveable assets of CBoP other than those specified in sub-Clause 4.2(c) above, including sundry debtors, actionable claims, outstanding loans, advances recoverable in cash or in kind or for value to be received and deposits with Government, semi-government, local and other authorities and bodies the following procedure shall be followed:

i.	HDFC Bank shall give a notice by a publication in a widely circulated newspaper in India to its contract counter parties, debtors or depositees, as the case may be, that pursuant to the order of the RBI having sanctioned the Scheme, the said debt, loan, advances, etc., be paid or made good or held on account of HDFC Bank as the person entitled thereto to the end and intent that the right of CBoP to recover or realise the same stands extinguished and that appropriate entry should be passed in their respective books to record the aforesaid change.

ii.	CBoP or in an event of inability of CBoP, HDFC Bank shall also give notice by a publication in a widely circulated newspaper in India to its contract counter parties, debtors or depositee, that pursuant to the order of the RBI having sanctioned the Scheme between HDFC Bank and CBoP, the said person, debtor, or depositee should pay to HDFC Bank the debt, loan or advance or make the same on account of CBoP and the right of CBoP to recover or realize the same stands extinguished and that such right stands transferred to HDFC Bank.

(e)	All the post dated and other cheques issued in favour of CBoP which are un-encashed or outstanding upon the coming into effect of the Scheme shall be encashed by HDFC Bank on or after the due date which shall be entitled to the proceeds thereof, as if such post dated cheques have been drawn and made in favour of HDFC Bank.

(f)	Security over any moveable and/or immoveable properties and security in any other form (both present and future), if any, created by any person in favour of CBoP for securing any obligation of the person to CBoP or for and on whose behalf a guarantee, letter of credit, letter of comfort or other similar instrument has been executed or arrangements entered into by CBoP shall, without any further act, instrument or deed stand vested in and be deemed to be issued in favour of HDFC Bank and the benefit of such security shall be available to HDFC Bank as if such security was ab initio created in favour of HDFC Bank.

4.3	Transfer of Liabilities

(a)	With effect from the Appointed Date and upon the Scheme becoming effective, all the Liabilities of CBoP shall without further act, instrument or deed also be and stand transferred or deemed to be transferred to HDFC Bank, so as to become the debts, liabilities, duties, undertakings and obligations of HDFC Bank and further that it shall not be necessary to obtain the consent of any third party or other person who is a party to any contract or arrangement by virtue of which such debts, liabilities, duties and obligations have arisen in order to give effect to the provisions of the Scheme.

(b)

With effect from the Appointed Date and upon the Scheme becoming effective, any post dated cheques, debentures, bonds, notes or other debt securities, if any, whether convertible into equity, or otherwise (hereinafter collectively referred to as the “Transferor’s Securities”), issued by CBoP, which remain un-encashed or outstanding or which have not matured on the scheme coming into effect shall, without further act, instrument or deed become securities of HDFC Bank and all rights, powers, duties and obligations in relation thereto shall be transferred to and vest in and shall upon coming into effect of the Scheme, be exercised by or against HDFC Bank as if it were CBoP, in accordance with the terms of this

Scheme. In the event of a default in relation to the aforesaid obligation, HDFC Bank shall indemnify and keep indemnified the officers and directors of CBoP as on the Effective Date from and against any liabilities that may arise due to such default in respect of the Transferor’s Securities and in relation to any bona fide action on the part of such officers and directors in the ordinary course of business, and in consonance with this Scheme.

(c)	With effect from the Appointed Date and upon the Scheme becoming effective, any loans or other obligation (including any guarantees, letter of credit, letters of comfort or any other instrument or arrangement which may give rise to a contingent liability in whatever form), due between or amongst CBoP and HDFC Bank, if any, shall stand discharged and there shall be no liability in that behalf on either party.

(d)	The transfer and vesting of Liabilities, as aforesaid, shall be subject to subsisting charges, if any, in respect of any Assets. Provided always that the Scheme shall not operate to enlarge the security for any loan, deposit or facility availed by HDFC Bank and CBoP and that HDFC Bank shall not be obliged to create any further or additional security therefor after the Effective Date or otherwise. Further, the Scheme shall not operate to enlarge the security for any loan, deposit or facility availed by HDFC Bank, or as the case may be, by CBoP.

5.	CONTRACTS, DEEDS, ETC

5.1	With effect from the Appointed Date and upon the Scheme becoming effective and subject to applicable Law and the provisions hereof all contracts, deeds, tenancies, leases, licenses or other assurances, agreements, arrangements and other instruments of whatsoever nature (including any document by virtue of which security is created in favour of CBoP) to which CBoP is a party or to the benefit of which CBoP may be eligible and which are subsisting or having effect immediately before the Effective Date, shall be in full force and effect against or in favour of HDFC Bank as the case may be and all or any of the rights, privileges, obligations and liabilities of CBoP shall be transferred to and vest in HDFC Bank and may be enforced as fully and effectually as if, instead of CBoP, HDFC Bank had been a party, beneficiary or obligor thereto.

5.2	HDFC Bank shall, wherever necessary, enter into and/or issue and/or execute deeds, writings or confirmations or enter into tripartite arrangements, confirmations or novations to which CBoP will, if necessary, also be a party in order to give formal effect to the provisions of the Scheme, on or prior to the Effective Date. HDFC Bank shall, under the provisions of the Scheme, be deemed to be authorized to execute any such writings on behalf of CBoP and to implement or carry out all such formalities or compliances referred to hereinabove on part of CBoP to be carried out or performed after the Effective Date.

6.	LEGAL PROCEEDINGS

With effect from the Appointed Date and upon the Scheme becoming effective, all suits, actions and legal proceedings of whatsoever nature by or against CBoP pending and/or arising on or before the Effective Date (“Legal Proceedings”) shall be continued and be enforced by or against HDFC Bank as effectually as if the same had been filed by, pending and/or arising against HDFC Bank. On and from Effective Date, HDFC Bank shall, if required, initiate or defend any legal proceedings in relation to CBoP.

7.	EMPLOYEES

7.1	All the Employees of CBoP in service on the Effective Date including the Managing Director shall become the employees of HDFC Bank on such date without any break or interruption in service, on terms and conditions which are no less favourable to the Employees of CBoP than those on which they are employed with CBoP as on the date immediately preceding the Effective Date.

7.2	The Employees of CBoP, on becoming employees of HDFC Bank, shall have the same standing as the continuing employees of HDFC Bank. To facilitate efficient and equitable integration of the existing employees of HDFC Bank and CBoP employees, a HR Integration Committee will be constituted by the Board of HDFC Bank including representation from the current senior management of CBoP and HDFC Bank.

7.3	It is expressly provided that, the provident fund, superannuation fund or any other special scheme(s), fund(s) created or existing for the benefit of the employees of CBoP, on and from the Effective Date, shall stand transferred to HDFC Bank and HDFC Bank shall stand substituted for CBoP for all purposes whatsoever relating to the administration or operation of such schemes or funds or in relation to obligations to make contributions to the said schemes or funds in accordance with the provisions of such schemes or funds as per the terms provided in the respective trust deeds or other documents to the end and intent that all rights, duties, powers and obligations of CBoP in relation to such funds or schemes shall become those of HDFC Bank. It is clarified that the service of the Employees of CBoP will be treated as having been continued for the purpose of the aforesaid funds or schemes or provisions.

8.	CONDUCT OF BUSINESS

8.1	Upon the Scheme becoming effective, from the Appointed Date, and until and including the Effective Date:

(a)	CBoP shall be deemed to have carried on all its business and activities and shall be deemed to have held and been in possession of and shall hold and be in possession of all the Assets for and on account of and in trust for HDFC Bank; and

(b)	all profits and incomes accruing or arising to CBoP or expenditure or losses arising or incurred (including the effect of taxes, if any, thereon) by CBoP shall, for all purposes, be treated and deemed to be and accrue as the profits or incomes or expenditure or losses or taxes, as the case may be, of HDFC Bank.

(c)	The protection, if any, available to directors of CBoP shall continue to be honoured by HDFC Bank in relation to all tax liabilities of CBoP.

8.2	HDFC Bank and CBoP shall be entitled, pending sanction of the Scheme, to apply to any governmental or regulatory authority and other agencies as are necessary under Law for such consents, approvals and sanctions which HDFC Bank may require to own and carry on the business of CBoP.

8.3	The Parties agree to constitute an integration committee consisting of an equal number of employees from each Party (“Integration Committee”) to (a) implement or act in furtherance of the provisions of this Scheme; and (b) scrutinize until the Effective Date the proposals for placement before the appropriate sanctioning authorities of the respective Parties for decision including a review of the existing arrangements followed by the Parties for sourcing and credit policy, underwriting and collection.

8.4	The Integration Committee may appoint sub-committees with the consent of the Parties and delegate to such sub-committees such of its powers as it deems fit. Save as contemplated in this Scheme of Arrangement, no proposal shall be taken to the respective Boards by either Party unless the same is in compliance with Clause 8.2 of this Scheme. No decision of the Integration Committee shall be valid unless taken unanimously. It is clarified for the avoidance of doubt that the Integration Committee shall not have powers to amend this Scheme.

8.5	The Integration Committee and each sub-committee shall comprise at least one employee from each Party.

9.	CONSIDERATION

9.1	Upon coming into effect of the Scheme and in consideration of the transfer of and vesting of the Undertaking of CBoP to HDFC Bank in terms of the Scheme, HDFC Bank shall subject to the provisions of the Scheme and without any further application, act or deed, issue and allot, at the earliest in accordance with Stock Exchange Listing Regulations, One equity share of HDFC Bank of the face value of Rs. 10/- each credited as fully paid-up in the capital of HDFC Bank which rank pari passu from the date of allotment with the existing shares of HDFC Bank to those Members of CBoP whose names are recorded in its Register of members (the “said Members”) on the Record Date for every 29 equity shares of the face value of Re. 1/- each held by the said Members of CBoP (referred to as “New Equity Shares”). All entitlements to equity shares of CBoP arising out of outstanding convertible instruments such as warrants and stock options granted prior to December 31, 2007 shall stand modified to entitlements to New Equity Shares in the same proportion i.e. the entitlement for every 29 equity shares of Re. 1/- each in CBoP, shall stand replaced by an entitlement to one equity share of a face value of Rs. 10/- each in HDFC Bank with the price for such conversion standing adjusted in the same proportion as the share swap ratio. All applicable fringe benefit tax shall be borne by and paid by the respective employees. Any holding of shares or debt by either bank in the other bank shall stand cancelled.

9.2	New Equity Shares issued in terms of the Scheme shall, in compliance with applicable regulations, be listed and/or admitted to trading on the relevant stock exchange(s) in India where the equity shares of HDFC Bank are listed and/or admitted to trading.

9.3	Upon the New Equity Shares being issued and allotted to the shareholders of CBoP, the shares held by the said Members of CBoP, whether in the physical form or in the dematerialized form, shall be deemed to have been automatically cancelled and be of no effect, without any further act, deed or instrument.

9.4	In so far as New Equity Shares are concerned, the same will be distributed in dematerialized form to the equity shareholders of CBoP, provided all details relating to the account with the Depository Participant are available to HDFC Bank. All those equity shareholders who hold equity shares of CBoP and do not provide their details relating to the account with the Depository Participant will be distributed New Equity Shares in the Physical / Certificate form unless otherwise communicated in writing by the shareholders on or before such date as may be determined by HDFC Bank or committee thereof.

9.5

Upon the coming into effect of the Scheme, the New Equity Shares of HDFC Bank to be issued and allotted to the said Members as provided in the Scheme shall be subject to the provisions of the Articles of Association of HDFC Bank and shall rank pari passu from the date of allotment in all respects with the existing equity share of HDFC Bank including entitlement in respect of dividends. Nothing contained herein shall restrict the issuance of equity shares of CBoP upon exercise of the stock options and warrants issued prior to December 31, 2007 by CBoP. The issue and allotment of New Equity Shares by HDFC Bank to the member of CBoP as provided in this scheme is an integral part thereof and shall be deemed to have been carried out as if the procedure laid down under Section 81(1A) and any other applicable provisions of the Companies Act and such other statutes and regulations as may be applicable were duly complied with.

9.6	Save and except as may otherwise be permitted or required under the provisions of this Scheme or for the utilization of balances lying in the securities premium account for adjustment of goodwill as appearing in the books of CBoP as of December 31, 2007 or upon exercise of any stock options or warrants granted prior to December 31, 2007 , CBoP shall not make any change in its capital structure, either by issue of new equity or Preference shares or Bonus shares, convertible debentures, share warrants, options or any other securities convertible into equity shares or otherwise effect decrease, sub-division, reduction, re-classification, consolidation, buy-back or in any other manner which may affect the share exchange ratio, except by consent of the Board of Directors of HDFC Bank. It is clarified for the avoidance of doubt that HDFC Bank may issue further equity shares and / or warrants convertible into equity shares to the Promoter Group of HDFC Bank Ltd. pending the final approval of the RBI to this Scheme, without disturbing the share swap ratio set out in Clause 9.1, subject to an overall cap on dilution at 2,62,00,220 shares of HDFC Bank.

9.7	Notwithstanding anything contained herein, in the event of any Member of CBoP having a shareholding such that such Member becomes entitled to a fraction of a New Equity Share, all the fractional entitlements of various Members shall be aggregated and without any further act, deed or thing to be done, such consolidated New Equity Shares shall stand vested in a trust to be set up by the Board of HDFC Bank. Such trust shall dispose of the aggregate of all such fractional holdings and distribute the net proceeds (after deduction of expenses incurred) to the respective Members of CBoP in proportion to their respective fractional entitlements.

9.8	Upon the Scheme becoming effective, in connection with the global depository receipts with the equity shares of CBoP being the underlying securities, the Board of HDFC Bank may take any of the following actions at its sole discretion:-

(a)	Holders of global depository receipts with the equity shares of CBoP being the underlying securities shall become entitled to global depository receipts of HDFC Bank with the underlying securities being the New Equity Shares in the proportion of one equity share of Rs. 10/- each of HDFC Bank for every 29 equity shares of Re. 1/- each of CBoP; or

(b)	Holders of global depository receipts with the equity shares of CBoP being the underlying securities shall become entitled to American Depository Shares of HDFC Bank with the underlying securities being the New Equity Shares in the proportion of one equity share of Rs. 10/- each of HDFC Bank for every 29 equity shares of Re. 1/- each of CBoP; or

(c)	The global depository receipts with the equity shares of CBoP being the underlying securities shall stand replaced by equity shares of HDFC Bank in the same proportion as the share swap ratio set out in this Scheme.

9.9	Upon the Scheme becoming effective, the following stock options granted by CBoP shall stand vested on an accelerated basis:-

Type of Stock Option	Extent of Options already vesting	Extent of Accelerated Vesting
Options issued to key employees at an exercise price of Rs.4/- per share of CBoP	Variable	All such options to vest on date of filing of the Scheme with the RBI.

Options issued on September 28, 2005	50%	10% to vest on the date of filing of the Scheme with the RBI. The remaining 40% to vest on September 28, 2008.

Options issued on January 2, 2006	50%	10% to vest on the date of filing of the Scheme with the RBI. The remaining 40% to vest on January 2, 2009.

Options issued on April 1, 2006	50%	10% to vest on the date of filing of the Scheme with the RBI. The remaining 40% to vest on April 1, 2009.

Options issued on July 10, 2006	50%	10% to vest on the date of filing of the Scheme with the RBI. The remaining 40% to vest on July 10, 2009.

Options issued on November 18, 2006	20%	10% to vest on the date of filing of the Scheme with RBI, 30% to vest on November 18, 2008 and 40% to vest on November 18, 2009.

Options issued on August 17, 2007	Nil	50% to vest on August 17, 2008 and 50% to vest on August 17, 2009

Options issued on October 30, 2007	Nil	50% to vest on October 30, 2008 and 50% to vest on October 30, 2009

In the case of stock options, the entitlements to the shares of HDFC Bank after the Effective Date shall stand adjusted in the same proportion as the share swap ratio set out herein, with the entitlements to the underlying shares of HDFC Bank being rounded off to the nearest higher integer.

10.	DECLARATION OF DIVIDENDS

HDFC Bank and CBoP shall be entitled to declare or pay dividends, whether interim or final, to their respective equity shareholders in respect of the accounting period prior to the Effective Date, such that the total payout is broadly in line with past payout percentages in the ordinary course. Any declaration or payment of dividend inconsistent with past practice and outside the ordinary course shall be subject to the prior approval of the Board of Directors of each of HDFC Bank and CBoP, and in accordance with applicable Law.

11.	ACCOUNTING TREATMENT

11.1	Upon the coming into effect of the Scheme and with effect from the Appointed Date:

a)	All the Assets and Liabilities recorded in the books of CBoP shall be transferred to and vested in HDFC Bank pursuant to the Scheme and shall be recorded by HDFC Bank at their respective book values as appearing in the books of CBoP;

b)	The balance in “Statutory Reserve Account” of CBoP shall continue to be designated as Statutory Reserve Account in the books of HDFC Bank;

c)	“Amalgamation Expenses Provision Account” shall be credited, in the books of HDFC Bank, by an amount determined by the Board of Directors of HDFC Bank for the expenses and costs of the Scheme as per Clause 17 and for expenses and costs arising as a direct consequence on account of changes in the business of CBoP proposed or considered necessary by the Board of Directors of HDFC Bank (including but not limited to rationalization, upgradation and enhancement of human resources and any costs in relation to stock options and/or warrants of CBoP taken over upon this Scheme becoming effective and extraordinary expenses relating to modifying signage, modifying stationery, branding, changing systems and network, communication including media costs, impairment of technology and fixed assets, conducting general meetings, payment of listing fees and other statutory and regulatory charges, any costs relating to termination of contracts consequent upon the implementation of this Scheme, costs of travel in relation to the consolidation contemplated in this Scheme, valuation, due diligence, investment banking expenses and charges relating to preparation of the Scheme, consultations in relation to the consolidation contemplated in this Scheme and training), and other extraordinary expenses on integration and consolidation under the Scheme, to be incurred by HDFC Bank and the corresponding debit shall be reckoned in arriving at the amount to be credited to the Amalgamation Reserve / debited to General Reserve as referred to in Clause 11.1(d).

d)	The excess of the value of the net assets of CBoP over the paid-up value of the shares to be issued and allotted by HDFC Bank pursuant to the terms of Clause 9 and after giving effect to aforesaid clauses and such further adjustments as may be deemed necessary by the Board of Directors of HDFC Bank, including provision against credit risk inherent in advances/assets and provision towards unprovided business / contingent liabilities of CBoP, and/or required by any regulatory or statutory authority including such adjustments as may be required to ensure the uniform application of accounting standards and policies adopted by HDFC Bank after adjusting against the Floating Provision Account to the extent available, and the balance shall be accounted for and credited by HDFC Bank to its Amalgamation Reserve net of tax effect on the said adjustment to record timing differences as deferred taxes. The shortfall, if any, in the event of a deficit, occurring whilst giving effect to the adjustments hereinabove, shall be debited to General Reserve. HDFC Bank shall record for the deferred tax asset, if any, with respect to provision.

12.	MODIFICATIONS, AMENDMENTS, AND WITHDRAWAL

12.1	HDFC Bank and CBoP may pending sanction of the Scheme by RBI make or assent, from time to time, on behalf of all persons concerned to any modifications or amendments to the Scheme or to any conditions or limitations which the RBI or any other relevant or concerned authority under Law may direct or impose or which may otherwise be considered necessary, and may do and execute all acts, deeds, instruments, matters and things necessary for putting the Scheme into effect, or for the purpose of better structuring and effective implementation of the Scheme. The aforesaid power of CBoP and HDFC Bank may be exercised by their respective Boards of Directors, or by any sub-committee of the Boards of Directors as may be nominated by the respective Parties.

12.2	For the purpose of giving effect to the Scheme as sanctioned by the RBI, the Board of Directors of HDFC Bank may give all such directions which are not inconsistent with the provisions of the Scheme as are necessary, expedient, ancillary or desirable including directions for settling or removing any question of doubt or difficulty that may arise with regard to the implementation of the Scheme, as it thinks fit, and such determination or directions as the case may be, shall be binding on all persons connected herewith or otherwise interested in the Scheme.

12.3	This Scheme may be withdrawn before the Effective Date in any of the following events (i) by mutual consent of the Parties; or (ii) unilaterally by CBoP on the occurrence of a Material Adverse Change in respect of HDFC Bank; or (iii) unilaterally by HDFC Bank on the occurrence of Material Adverse Change in respect of CBoP.

13.	CONDITIONS OF THE SCHEME

13.1	HDFC Bank and CBoP shall make applications under Section 44A and all other applicable provisions of the Banking Act for sanctioning of the Scheme by the RBI and obtain all approvals as may be required by the Law and for dissolution of CBoP without being wound up under the provisions of the Law.

13.2	The Scheme is specifically conditional upon and subject to:

a)	the consent of a majority in number representing two-thirds in value of the Members of HDFC Bank and of CBoP is obtained at their respective meetings, present either in person or by proxy at a meeting called for the purpose.

b)	all necessary consents, authorizations or other approvals of any kind which may be required from any governmental or other competent regulatory authority for the consummation of amalgamation, including without limitation the approval of the RBI under Section 44A and other applicable provisions of the Banking Act and the guidelines thereof.

c)	all other necessary consents, authorizations and other approvals which may be required by CBoP or HDFC Bank under the provisions of the Companies Act, any other applicable Law for the consummation of the amalgamation.

14.	GENERAL TERMS AND CONDITIONS:

14.1	An order in terms of Clause 13.2(b) hereinabove and sub-section (6C) of Section 44A of the Banking Act shall be conclusive evidence that all requirements of Section 44A of the Banking Act relating to amalgamation have been complied with and a copy of the said order certified in writing by an officer of the RBI to be a true copy of such order shall in all legal proceedings (whether in appeal or otherwise) be admitted as evidence to the same extent as the original order and the original scheme.

14.2	Any Member of HDFC Bank or CBoP, as the case may be, who has voted against the Scheme at the meeting of HDFC Bank or CBoP, as the case may be, or has given notice in writing at or prior to the meeting of HDFC Bank or CBoP, as the case may be, or to the presiding officer of the meeting of the shareholders of either HDFC Bank or CBoP, as the case may be, that he dissents from the Scheme, shall subject to approval of the RBI, be entitled, upto the Record Date, to claim from HDFC Bank or CBoP, as the case may be, in respect of shares held by him in HDFC Bank or CBoP, as the case may be, their value as determined by the RBI when sanctioning the Scheme and such Member, in consideration thereof, shall compulsorily tender the shares held by him, in HDFC Bank or CBoP, as the case may be, to HDFC Bank or CBoP respectively for cancellation thereof and to that extent the share capital of HDFC Bank or CBoP, as the case may be, shall stand reduced. The determination by the RBI as to the value of the shares to be paid to the dissenting Member shall be final and binding on such dissenting shareholders for all purposes.

15.	VALIDITY OF THE SCHEME

In the event Effective Date shall not have occurred by March 31, 2009 or by such later date as may be agreed to by and between the respective Boards of Directors of CBoP and HDFC Bank (the ‘Cut-off Date’), the Scheme shall become null and void and in that event no rights and liabilities whatsoever shall accrue to or be incurred inter se by the parties or their shareholders or creditors or employees or any other person. In such case both, CBoP and HDFC Bank, shall bear their own costs.

16.	SAVINGS OF CONCLUDED TRANSACTIONS

The transfer of properties and liabilities under Clause 4 above and the continuance of proceedings by or against CBoP shall not affect any transaction or proceedings already concluded by CBoP until the Effective Date, to the end and intent that HDFC Bank accepts and adopts all acts, deeds and things done and executed by CBoP in respect thereto as done and executed on behalf of itself.

17.	COSTS

Each Party shall bear its own costs and expenses in respect of all matters arising out of, or in connection with, this Scheme unless otherwise expressly agreed in writing. Expenses towards the joint valuation shall be borne by the Parties equally.